Exhibit 99.1

GrowGeneration Acquires Char Coir

Company expands its private label portfolio with RHP-certified growing medium

DENVER, March 15, 2021 /PRNewswire/ – GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced its acquisition of Char Coir, an RHP-certified growing medium made from the highest-grade coconut fiber available. Established in 2014, Char Coir is recognized as the best coco coir on the market. Char Coir’s portfolio of products are 100 percent biodegradable and compostable and a sustainable alternative to rockwool. Char Coir’s line of coco products is projected to add in excess of $15 million in revenue to GrowGen in 2021.

“We are pleased to add Char Coir to our growing portfolio of best-in-class products, particularly as we expand our private label offerings,” said Darren Lampert, GrowGen’s CEO. “Char Coir is the highest-grade coco coir substrate available on the market today; the company’s Coco Cube is revolutionizing the growing industry. We look forward to continued innovation and product development with the talented team of scientists at Char Coir.”

“At Char Coir, we are committed to delivering the highest-quality growing mediums with minimal impact on the environment,” said Michael Leone, Char Coir’s CEO. “We take great pride in the consistency and unmatched quality of our products, which have been developed with the grower’s experience and success in mind.”

Continued Leone, “We are pleased to partner with GrowGen, one of the most trusted names in hydroponic and organic gardening, to make our RHP-certified, nutrient-buffered products available to even more growers.”

The Char Coir acquisition follows yet another quarter of record earnings for GrowGen. In January, the Company pre-announced fourth-quarter revenues of $61.5 million, bringing full-year 2020 revenue to $192 million, up 140% from 2019. Same-store sales increased 63% for full-year 2020, compared to the previous year. The Company also raised its 2021 revenue guidance to $335 million-$350 million and raised its 2021 adjusted EBITDA guidance to $38 million-$40 million. GrowGen plans to have 55 garden center locations by the end of 2021.

For more information about GrowGen, or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp.:
GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 50 stores, which include 8 locations in Colorado, 17 locations in California, 2 locations in Nevada, 1 location in Arizona, 2 locations in Washington, 6 locations in Michigan, 1 location in Rhode Island, 5 locations in Oklahoma, 2 locations in Oregon, 5 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:
John Evans
GrowGeneration

415-309-0230
john.evans@growgeneration.com

Press Contact:
Sara Geisner
Trailblaze
sara@trailblaze.co

Connect:

Website: www.GrowGeneration.com

Instagram: growgen

Facebook: GrowGenerationCorp

Twitter: @GrowGenCorp

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